Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

AUSTRALIA GOVERNMENT SEEKS DISCUSSION WITH KAMAN
TO CONCLUDE SH-2G(A) SUPER SEASPRITE HELICOPTER PROGRAM

BLOOMFIELD, Conn. (March 4, 2008) Kaman Corp. (NASDAQ-GS:KAMN) said that it has been notified by the recently elected government of the Commonwealth of Australia that it wishes to initiate a negotiation with Kaman to end the Super Seasprite program on mutually agreed terms.

Responding to this overture, Neal J. Keating, chairman, president and chief executive officer of Kaman Corp., said, “We have received a communication from the Commonwealth that we are reviewing at this time with the expectation that we will enter a constructive process with the Commonwealth in order to arrive at a mutually agreeable conclusion to the Seasprite program.  Although we have created a highly capable aircraft for the Royal Australian Navy and continue to fulfill our obligations to the Commonwealth under our contract, we appreciate the thoughtful approach and time invested by the current Government in addressing our program and we will work with them toward arriving at a satisfactory arrangement. ”

Kaman Corp. conducts business in the aerospace and industrial distribution markets.

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Company representatives in U.S.: Russell H. Jones SVP, Chief Investment Officer & Treasurer (860) 243-6307 Russell.Jones@kaman.com	Sal Bordonaro President, Kaman Helicopters Division (860) 243-7005 Sal.Bordonaro@kaman.com

Company representatives in Sydney: Steve Rutter SH-2G(A) Program Manager Mobile: (860) 573-6289 Steve.Rutter@kaman.com	Louise Allen Senior Executive Hill & Knowlton Australia Telephone: 61 2 9286 1205 Mobile: 61 (0) 411 029 693 lallen@hillandknowlton.com.au

Jacquelynne Willcox Director, Public Affairs Hill & Knowlton Australia Mobile: 61 (0) 419833649 jwillcox@hillandknowlton.com.au